Exhibit 99.1


  DATE:           November 7, 2005

  CONTACTS:       Steven Tragash, Corporate Communications, 317-971-2031
                  Andy Rieth, Investor Relations, 317-971-2061
                  Doug Hughes, Investor Relations, 317-971-2039

                Guidant Initiates Suit for Specific Performance
              Company Reports Third Quarter Sales of $795 Million

Indianapolis, Ind.--November 7, 2005--Guidant Corporation (NYSE: GDT), a world leader in the treatment of cardiac and vascular disease, announced that it is initiating a lawsuit today in the United States District Court for the Southern District of New York against Johnson & Johnson seeking specific performance of Johnson & Johnson's obligation to complete its acquisition of Guidant in accordance with the Merger Agreement between the parties dated as of December 15, 2004. Guidant also intends to ask the court to expedite pre-trial discovery in order to resolve the matter as quickly as possible.

The company also today reported third quarter results. The company posted sales of $795 million, representing a sales decline of $130 million or 14 percent versus the prior year.

Income and earnings per share from continuing operations for the quarter were $65 million and $0.20 versus $161 million and $0.50 in the third quarter of 2004. Third quarter 2005 income from continuing operations includes in-process research and development after-tax charges of $43 million, or $0.12 per share principally related to a drug eluting stent development milestone in the company's exclusive agreement with Novartis Pharma AG. Prior year third quarter income from continuing operations included an after-tax restructuring charge of $42 million, or $0.13 per share. Excluding these items, third quarter adjusted income and earnings per share were $108 million and $0.32 compared to $202 million and $0.63.

Please see the attached schedules and the Guidant website at http://www.guidant.com/investors/reconciliations/ for additional information, including reconciliations of U.S. GAAP to as adjusted income and earnings per share, net cash reconciliations and product sales summaries reclassified for discontinued operations. For more information on Guidant's financial results, see Guidant's third quarter Form 10-Q filed today at http://guidant.com/investors/tfn_sec.htm.

Guidant's third quarter results reflect the temporary unavailability of our leading cardiac resynchronization-defibrillator devices during the full month of July and part of August, as well as the impact of this and other product recalls and physician advisories on implantable defibrillator and pacemaker sales. This impact was partially offset by sequential growth of U.S. coronary stent revenue, and continuing sales growth of our emerging businesses.

Third Quarter Financial Highlights

     o Worldwide implantable defibrillator sales decreased 26 percent to $331 million; U.S. implantable defibrillator sales were $246 million, a decline of 31 percent. International implantable defibrillator sales declined 3 percent to $85 million.
     o Worldwide pacemaker sales declined 15 percent to $153 million; U.S. pacemaker sales were $85 million.
     o Worldwide coronary stent sales of $112 million declined 8 percent versus the prior year; U.S. stent sales totaled $64 million, representing a sequential increase.
     o Worldwide angioplasty system sales increased 3 percent to $108 million.
     o Worldwide sales of cardiac surgery and peripheral, including carotid and biliary systems, (emerging businesses) grew 27 percent to $91 million.
     o Gross margin was 78.6 percent compared to 75.3 percent in the third quarter of 2004. The third quarter 2005 gross margin included a net benefit of approximately $17 million, or 210 basis points, primarily associated with lower than expected implantable defibrillator and pacemaker warranty claims.
     o Net cash of $2.4 billion increased $812 million year to date and $126 million from June 30, 2005.

Guidant Corporation
Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com .

Guidant provides earnings per share on an adjusted basis from continuing operations because Guidant's management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company's operations period over period. In various periods, this measure may exclude such items as business development activities (including IPRD at acquisition or upon attainment of milestones and any extraordinary expenses), strategic developments (including restructuring and product line changes), significant litigation, and changes in applicable laws and regulations (including significant accounting or tax matters). Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company's reported operations for a period. Management uses this measure internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

 Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)

                                                 Three Months Ended                 Three Months Ended
                                               September 30, 2005 (1)              September 30, 2004

                                             US GAAP     Special    As           US GAAP     Special   As
                                           As Reported   Items    Adjusted     As Reported   Item (3)
                                                           (2)                                         Adjusted

Net sales (4)                                    $795.0            $795.0            $924.5              $924.5

Cost of products sold                             170.2             170.2             228.7               228.7
                                          ----------------------------------------------------------------------

         Gross profit                             624.8             624.8             695.8               695.8

Research and development                          152.7             152.7             124.4               124.4
Purchased in-process research and                  65.0   ($65.0)      --                --                  --
development
Sales, marketing and administrative               327.8             327.8             282.1               282.1
Interest, net                                     (16.5)            (16.5)             (2.5)               (2.5)
Royalties, net                                     10.9              10.9              12.6                12.6
Amortization                                        4.8               4.8               7.7                 7.7
Other, net                                          2.7               2.7               5.3                 5.3
Restructuring charge                                 --                --              66.0    ($66.0)       --
                                          ----------------------------------------------------------------------

Income from continuing operations before
     income taxes                                  77.4      65.0   142.4             200.2       66.0    266.2

Income taxes                                       12.0      22.2    34.2              39.5       24.4     63.9
                                          ----------------------------------------------------------------------
      Tax rate                                    15.5%              24.0%             19.7%               24.0%

Income from continuing operations                  65.4     $42.8  $108.2             160.7      $41.6   $202.3
                                                        ==================                  ====================
      % of sales                                    8.2%             13.6%             17.4%               21.9%

Loss from discontinued operations, net
     of income taxes                                 --                                (7.1)
                                          --------------                       -------------

Net Income                                        $65.4                              $153.6
                                          ==============                       =============

Earnings per share--basic
  Income from continuing operations               $0.20             $0.33             $0.51               $0.65
                                                                  ========                             =========
  Loss from discontinued operations, net             --                               (0.02)
     of income taxes
                                          --------------                       -------------
  Net income                                      $0.20                               $0.49
                                          ==============                       =============

Earnings per share--diluted
  Income from continuing operations               $0.20             $0.32             $0.50               $0.63
                                                                  ========                             =========
  Loss from discontinued operations, net             --                               (0.02)
     of income taxes
                                          --------------                       -------------
  Net income                                      $0.20                               $0.48
                                          ==============                       =============

Weighted average shares outstanding
  Basic                                          327.62            327.62            312.70              312.70
  Diluted                                        335.22            335.22            320.68              320.68



     (1) The company provides earnings and earnings per share on an adjusted basis from continuing operations as specifically defined in the press release. This definition does not include adjustment for items such as product field actions. As a result, both US GAAP and as adjusted results for the third quarter of 2005 include $28.0 million pre tax ($0.06 per share after tax) reversal related to the second quarter 2005 implantable defibrillator and pacemaker system field actions. This change in warranty estimate was primarily associated with lower than expected warranty claims. This benefit was partially offset by $11.0 million of additional pre-tax charges ($0.02 per share after tax) primarily related to the OMNILINK .035 and .018 Biliary Stent System field action during the third quarter of 2005.

     (2) Special items in 2005 include:

         o $60.0 million in-process research and development (IPRD) related to the agreement with Novartis Pharma AG and Novartis AG (Novartis)
         o $5.0 million IPRD related to the acquisition of certain bioabsorbable polymer technologies from MediVas LLC

     (3) $66.0 million corporate-wide restructuring charge

     (4) Foreign currency translations favorably impacted revenue by $1.0 million compared to the prior year, and negatively impacted revenue by $6.0 million compared to the second quarter of 2005.

Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)


                                                  Nine Months Ended                 Nine Months Ended
                                               September 30, 2005 (5)             September 30, 2004 (5)

                                             US GAAP     Special    As           US GAAP     Special      As
                                           As Reported  Items (6) Adjusted     As Reported  Items (7)  Adjusted
                                           -----------  --------- --------     -----------  ---------  --------

Net sales                                      $2,722.4          $2,722.4          $2,797.4            $2,797.4

Cost of products sold                             741.7             741.7             689.6               689.6
                                          ----------------------------------------------------------------------

         Gross profit                           1,980.7           1,980.7           2,107.8             2,107.8

Research and development                          426.2             426.2             398.8               398.8
Purchased in-process research and                  75.0   ($75.0)      --              99.8    ($99.8)       --
development
Sales, marketing and administrative               989.9             989.9             894.9               894.9
Interest, net                                     (36.1)            (36.1)             (3.7)               (3.7)
Royalties, net                                     35.9              35.9              37.2                37.2
Amortization                                       17.4              17.4              22.7                22.7
Other, net                                         (4.5)             (4.5)             14.2                14.2
Restructuring charge                                 --                --              66.0     (66.0)       --
Impairment charge                                  60.0    (60.0)      --                --                  --
                                          ----------------------------------------------------------------------

Income from continuing operations before
     income taxes                                 416.9     135.0   551.9             577.9      165.8    743.7

Income taxes                                       58.7      73.8   132.5             128.6       49.9    178.5
                                          ----------------------------------------------------------------------
      Tax rate                                     14.1%             24.0%             22.3%               24.0%

Income from continuing operations                 358.2     $61.2  $419.4             449.3     $115.9   $565.2
                                                        ==================                  ====================
      % of sales                                   13.2%             15.4%             16.1%               20.2%

Loss from discontinued operations, net
     of income taxes                             (23.2)                              (29.8)
                                          --------------                       -------------

Net Income                                       $335.0                              $419.5
                                          ==============                       =============

Earnings per share--basic
  Income from continuing operations               $1.11             $1.30             $1.45               $1.82
                                                                  ========                             =========
  Loss from discontinued operations, net         (0.07)                              (0.10)
     of income taxes
                                          --------------                       -------------
  Net income                                      $1.04                               $1.35
                                          ==============                       =============

Earnings per share--diluted
  Income from continuing operations               $1.08             $1.26             $1.40               $1.77
                                                                  ========                             =========
  Loss from discontinued operations, net         (0.07)                              (0.09)
     of income taxes
                                          --------------                       -------------
  Net income                                      $1.01                               $1.31
                                          ==============                       =============
Weighted average shares outstanding
  Basic                                          323.67            323.67            310.70              310.70
  Diluted                                        332.24            332.24            319.80              319.80



     (5) The company provides earnings and earnings per share on an adjusted basis from continuing operations as specifically defined in the press release. This definition does not include adjustment for items such as product field actions and accelerated vesting of restricted stock awards. As a result, both US GAAP and as adjusted results for the nine months ended September 30, 2005 include $85.1 million pre tax charge ($0.19 per share after tax) associated with the implantable defibrillator and pacemaker system field actions, including the third quarter change in estimate. In addition, the Company incurred $11.0 million of additional pre-tax charges ($0.03 per share after tax) primarily related to the OMNILINK .035 and .018 Biliary Stent System field action during the third quarter of 2005 and a $33.6 million pre tax charge ($0.08 per share after tax) related to the accelerated vesting of restricted stock awards in the second quarter of 2005. Both US GAAP and as adjusted results for the nine months ended September 30, 2004 include a $13.3 million pre tax charge ($0.03 per share after tax) related to the accelerated vesting of restricted stock awards due to attainment of share price appreciation targets under the 2003 grant, in the first quarter of 2004.
     (6) Special items in 2005 include:
         o     $60.0 million IPRD related to the agreement with Novartis
         o $5.0 million IPRD related to the acquisition of certain bioabsorbable polymer technologies from MediVas LLC
         o     $60.0 million impairment charge related to the write-down of assets associated with the FX miniRAIL Dilation Catheter
         o     $10.0 million IPRD payment to AFx, inc. for satisfaction of a clinical milestone related to the development of a minimally invasive ablation procedure
         o $73.8 million tax impact of items described above, including a $29.4 million reversal of the income tax gross-up provision recorded in the fourth quarter of 2004 associated with the one-time incentive to repatriate foreign earnings under the American Jobs Creation Act of 2004. In May 2005 the Internal Revenue Service issued guidance clarifying that the tax gross-up provision does not apply to the foreign earnings repatriated under the one-time incentive.
     (7) Special items in 2004 primarily include:
         o     $66.0 million corporate-wide restructuring charge
         o     $50.0 million IPRD for clinical results related to Biosensors
               International's everolimus-eluting stent trial, FUTURE II
         o     $15.0 million IPRD payment made to Novartis for completion of
               SPIRIT FIRST clinical trial enrollment
         o $6.0 million IPRD payment to purchase the remaining interest of Bioabsorbable Vascular Solutions
         o $22.8 million IPRD related to the acquisition of AFx, inc., a manufacturer of microwave surgical cardiac ablation medical devices

Guidant Corporation
Condensed Consolidated Balance Sheets
(In millions)

                                    September 30, 2005  December 31, 2004
                                        (Unaudited)


Cash and short-term investments               $2,722.4          $2,214.3
Accounts receivable, net                         723.3             845.9
Inventories                                      384.9             353.9
Other current assets                             439.3             293.8
                                        ---------------------------------

    Total current assets                       4,269.9           3,707.9

Other assets                                     831.9             855.4
Property and equipment, net                      882.9             808.9
                                        ---------------------------------

     Total assets                             $5,984.7          $5,372.2
                                        =================================

Current liabilities, excluding                 $ 856.5           $ 726.7
   short-term debt
Short-term debt                                  350.1             302.0
                                        ---------------------------------

     Total current liabilities                 1,206.6           1,028.7

Long-term debt                                     5.0             357.2
Other noncurrent liabilities                     240.2             244.2
Shareholders' equity                           4,532.9           3,742.1
                                        ---------------------------------

     Total liabilities and equity             $5,984.7          $5,372.2
                                        =================================







                                         September 30, 2005        June 30, 2005        March 31, 2005      December 31, 2005
Balance Sheet Metric Reconciliation:        (Unaudited)             (Unaudited)           (Unaudited)
-----------------------------------

Cash and short-term investments                $2,722.4               $2,597.2              $2,323.0              $2,214.3
Less:  Total debt                                 355.1                  355.8                 492.1                 659.2
                                        -----------------------------------------------------------------------------------
Net cash                                       $2,367.3               $2,241.4              $1,830.9              $1,555.1
                                        ===================================================================================
